Exhibit 12.1

FIRST FINANCIAL HOLDINGS, INC.
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year Ended September 30,
(In thousands except ratios)	2010	2009		2008	2007	2006

Earnings:
(Loss) income before income taxes	$(61,777)	$(152)		$36,997	$40,447	$42,850
Fixed charges, excluding interest on deposits	22,687	27,103		33,471	29,876	29,818
Earnings excluding interest on deposits	(39,090)	26,951		70,468	70,323	72,668
Interest on deposits	32,784	40,894		50,646	55,992	42,408
Earnings including interest on deposits	$(6,306)	$67,845		$121,114	$126,315	$115,076

Fixed charges, excluding interest on deposits
Interest on borrowed money	$21,674	$26,220		$32,762	$29,181	$29,207
Estimated interest component of rental expense	1,013	883		709	695	611
Fixed charges, excluding interest on deposits	22,687	27,103		33,471	29,876	29,818
Preferred stock dividend requirement	5,331	4,366		--	--	--
Fixed charges and preferred stock dividends, excluding interest on deposits	$28,018	$31,469		$33,471	$29,876	$29,818

Fixed charges, including interest on deposits
Interest on borrowed money	$21,674	$26,220		$32,762	$29,181	$29,207
Estimated interest component of rental expense	1,013	883		709	695	611
Interest on deposits	32,784	40,894		50,646	55,992	42,408
Fixed charges, including interest on deposits	55,471	67,997		84,117	85,868	72,226
Preferred stock dividend requirement	5,331	4,366		--	--	--
Fixed charges and preferred stock dividends, including interest on deposits	$60,802	$72,363		$84,117	$85,868	$72,226

Ratio of earnings to fixed charges:
Excluding interest on deposits	(a )	(a	)	2.11	2.35	2.44
Including interest on deposits	(a )	(a	)	1.44	1.47	1.59

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	(a )	(a	)	2.11	2.35	2.44
Including interest on deposits	(a )	(a	)	1.44	1.47	1.59

(a) Ratio is less than one; earnings are inadequate to cover fixed charges. The dollar amount of the coverage deficiency for the fiscal year ended September 30, 2010 and 2009 was as follows:
Coverage deficiency -- earnings to fixed charges	$(61,777)	$(152)		--	--	--
Coverage deficiency -- earnings to fixed charges and preferred stock dividends	(67,108)	(4,518)		--	--	--